UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2006
FLOWSERVE CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-13179	31-0267900
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)
(972) 443-6500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 1.02 Termination of a Material Definitive Agreement.
On December 15, 2006, Flowserve Corporation (“Flowserve”) terminated the Finance Contract (the “Contract”), dated April 19, 2004, among Flowserve, Flowserve B.V. and European Investment Bank (“EIB”). The Contract enabled a Flowserve designated foreign subsidiary to borrow, at the time of termination, $85 million plus accrued interest from EIB, which the subsidiary repaid using local funds at this termination. Flowserve continues to maintain various credit facilities, including borrowing under its credit facility with Bank of America, as agent for numerous lending institutions, which includes a $400 million revolving credit facility used to finance working capital needs.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Adoption of Officers Severance Plan
The Board of Directors (the “Board”) of Flowserve and the Board’s Organization and Compensation Committee (“Compensation Committee”) adopted a new Officer Severance Plan (“OSP”) on December 15, 2006 that will be immediately available, if applicable, for Flowserve’s current senior executive officers and other corporate officers. Previously, Flowserve negotiated severance benefits for involuntarily terminated officers, where applicable, on a case-by-case basis.
Coverage:
The OSP will provide severance benefits to officers who are terminated due to a reduction in force or are terminated without “cause.” Officers are not eligible for benefits under the OSP upon a voluntary resignation, retirement, death or termination for “cause.” Under the OSP, “cause” is defined as the officer’s willful and continued failure to perform basic job duties after written warning or violation of Flowserve’s Code of Business Conduct. The OSP may also be superseded by an individual officer’s employment contract, if applicable.
Type of Benefits:
Flowserve’s officers covered under the OSP will receive the following benefits where eligible: (i) two years of then base salary, not including any other financial perquisites, payable bi-weekly with regular salary payments and (ii) one year annual incentive payment (“AIP”) at target payable when the next AIP is payable to continuing officers.
Benefit Receipt Requirements:
Flowserve’s officers covered under the OSP must comply with one year “non-competition” agreements and must execute a release agreement that contains certain cooperation clauses.
Terms of Plan:
The OSP will automatically expire in five years from the adoption date of the OSP unless renewed by the Compensation Committee. The OSP may be earlier modified or terminated by the Compensation Committee, subject to certain restrictions.

Non-Eligibility for Other Severance Benefits:
Flowserve’s officers who are either (i) receiving benefits under the existing change-in-control plan or (ii) who have an individual employment agreement containing severance arrangements will not eligible for additional benefits under the OSP.
Officer Title Changes
The Board also approved, effective December 15, 2006, the change in the title from “Vice President” to “Senior Vice President” for the following senior executive officers reporting to the President and Chief Executive Officer and holding the following positions:

Name	Position
Andrew J. Beall	Senior Vice President and President of Flow Solutions Division
Mark A. Blinn	Senior Vice President and Chief Financial Officer
Mark D. Dailey	Senior Vice President, Human Resources and Chief Compliance Officer
Thomas E. Ferguson	Senior Vice President and President of Flowserve Pump Division
John H. Jacko, Jr.	Senior Vice President and Chief Marketing Officer
Linda P. Jojo	Senior Vice President and Chief Information Officer
Thomas L. Pajonas	Senior Vice President and President of Flow Control Division
Jerry L. Rockstroh	Senior Vice President, Supply Chain and Continuous Improvement
Ronald F. Shuff	Senior Vice President, Secretary and General Counsel
Special Retention Equity Grants to CFO
The Compensation Committee approved special retention equity grants for Mark A. Blinn, Flowserve’s Senior Vice President and Chief Financial Officer, of 30,000 shares of restricted common stock and 30,000 option shares with an exercise price at fair market value on December 14, 2006, the date of the grant. Both grants will fully vest on December 14, 2009, three years from the grant date if not earlier forfeited by Mr. Blinn’s earlier departure from Flowserve, except to the limited extent noted hereafter.
In addition, the Compensation Committee reached an agreement in principle with Mr. Blinn, subject to the finalization of a mutually agreeable written contract, on the following related terms. If Mr. Blinn is not promoted to Chief Executive Officer upon the departure of Lewis M. Kling, Flowserve’s current President and Chief Executive Officer, or if another person is appointed Chief Operations Officer prior to Mr. Kling’s departure, then (i) Mr. Blinn’s then unvested stock option and restricted stock grants from Flowserve will immediately vest and (ii) he may elect, within 30 days of receiving notification from Flowserve that he will not be so promoted, to resign and receive severance benefits as if he was terminated without cause under the OSP. However, Mr. Blinn is obligated, if he elects to so resign, to continue to furnish up to an additional 120 days of transitional support to Flowserve, in his then current job function and at his then current salary, if requested by Flowserve.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION
Dated: December 19, 2006	By:	/s/ Ronald F. Shuff
Ronald F. Shuff
Senior Vice President, Secretary and General Counsel